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                                                                   Exhibit 10.3

                           [INTERNATIONAL PAPER LOGO]

                         MANAGEMENT INCENTIVE PLAN (MIP)
                   Amended and Restated as of January 1, 2002

I.   Purposes of the Plan

     The purposes of this Amended and Restated Management Incentive Plan are:
     (a) to provide greater incentive for Participants to exert their best efforts to increase the profitability of the Company, (b) to attract and retain the best talent available, and (c) to further align the interests of the participants and shareholders. The awards made under the Plan are not a form of deferred regular compensation with respect to the Participants' normal performance of their regular duties, but are instead intended to provide an incentive to achieve higher than expected levels of performance.

II.  Definitions

     o Business: "Business" means one of the Business Groups reporting to the Executive Office.

     o Committee: "Committee" means the Management Development and Compensation Committee of the Company's Board of Directors.

     o Company: "Company" means International Paper Company, a New York corporation, together with its subsidiaries.

     o Employees: "Employees" means those persons who are full-time employees of the Company.

     o Award Scale: "Award Scale" means the conversion of the performance objective rating to a percent of target award earned.

     o Industry Financial Performance Peer Group: "Industry Financial Performance Peer Group" means that representative group of companies in the paper and forest products industry with which the Company competes, as determined from time to time by the Company, listed in Appendix A.

     o Participant: "Participant" means a person who has been designated as a participant in the Plan, according to Section V.

     o Performance Objective Rating: "Performance Objective Rating" means the percentage amount assigned to a Performance Objective for a level of achievement which translates to a percentage of the Target Award.

     o Performance Objectives: "Performance Objectives" mean the measures developed around ROI, customer, operational excellence, and people or other objectives as identified by the Company upon which awards may be earned.

     o Plan: "Plan" means this Amended and Restated Management Incentive Plan, as may be amended from time to time.




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     o    Plan Year: "Plan Year" means the twelve month period corresponding to the Company's fiscal year.

     o Return on Investment/ROI: "Return on Investment" or "ROI" means earnings before interest and after taxes divided by capital employed, with or without the effect of cyclical product pricing.

     o Target Award: "Target Award" means an amount equal to the percentage of salary range midpoint applicable to the actual position level of each Participant, shown in Appendix B.

III. Plan Description

     The Plan is an annual cash incentive plan developed around the achievement of pre-established Return on Investment (ROI) measures and appropriate key performance objectives promoting Customers, Operational Excellence, and People and funded by the Company's level of performance against those objectives. Total awards cannot exceed the amount funded for the MIP pool generated by overall corporate performance and approved by the Committee.

IV.  Administration of the Plan

     The Plan operates at the discretion of the Management Development and Compensation Committee (Committee) of the Board of Directors. The Committee may exercise considerable discretion and judgment in interpreting the Plan, and adopting, from time to time, rules and regulations that govern the administration of the Plan.

     The Committee delegates authority to the Chairman and Chief Executive Officer or his designee, for the day-to-day administration of the Plan, except for any participant considered an Officer/Insider of the Company or those designated as coporate Senior Vice President or higher.

     Decisions of the Committee are final, conclusive and binding on all parties, including the Company, its shareholders, and employees.

V.   Participation in the Plan

     Participants in the Plan are limited to employees of the Company, whose position level is 14 - 43 and are considered to have a meaningful impact on the Company's performance as determined by the Chairman and Chief Executive Officer or his designee.

     Employees who are eligible for participation in any other annual, recurring variable cash compensation plan of the Company are not eligible for participation in this Plan. Participation in this Plan, or receipt of an award under this Plan, does not give a Participant or Employee any right to a subsequent award, nor any right to continued employment by the Company for any period.




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VI.  Award Pool and Award Scale

     A. Pool: The total corporate award pool will be determined by corporate performance defined as:

          o 40% Weight: Improvement of Return on Investment (ROI), without the effects of cyclical product pricing.

               Achievement of Objective         % of Target Award
               ------------------------         -----------------
                       125%                            200%
                       100%                            100%
                        70%                             50%
                     Below 70%                           0%

          o 20% Weight: Return on Investment as compared to Industry Financial Performance Peer Group rank.

                    Rank                        % of Target Award
               ---------------                  -----------------
                Top Quartile                       150 - 200%
                2nd Quartile                       101 - 149%
                   Median                             100%
                3rd Quartile                        25 - 99%
               Bottom Quartile                         0%

          o 40% Weight: Key Company Drivers: People, Customers, and Operational Excellence.

               o 15% Aggregate Weighted Achievement Score of Customer Objectives (Customers)

               o 15% Aggregate Weighted Achievement Score of Operational Excellence Objectives (Operational Excellence)

               o    10% Diversity (People)

                    Improvement Goal            % of Target Award
                    ----------------            -----------------
                     100% or Higher                    100%
                           70%                          70%
                        Below 70%                        0%

     B.   Business Objectives

          o Business objectives must reflect the 60/40 ratio of financial to non-financial objectives. Non-Financial objectives should include specific goals under each of the major performance drivers of People, Customers, and Operational Excellence,




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               and weighted as appropriate for the specific business, but not to exceed 40% of the overall business award.

          o The business performance achievement percentage may be modified by the Executive Office to ensure that the overall MIP award pool is not exceeded.

     C. Performance Objective Rating. Each performance objective will be evaluated at the end of the plan year and assigned a rating representing the level at which the objective was achieved. Ratings will be assigned by appropriate management levels for final review and approval by the Chairman and Chief Executive Officer before submitting to the Committee for final approval. In connection with Company ROI and Competitive ROI, the Committee may take into account, without limitation, such items as unforeseen changes in economic conditions. Overall MIP awards may be reduced for deteriorating safety performance.

VII. Allocation of Incentive Compensation Pools Among Business/Corporate Staff
     Units: Pool amounts available under the MIP for payment of individual awards will be earned and allocated to Corporate and Business Participants based upon:

     A. Corporate Level Participants. Members of the Executive Office and all Corporate Staff members not specifically assigned to a business are considered corporate participants. As such, these participants' award pool is based:

          o    100% upon Achievement of Corporate Objectives.

     B. Business Level Participants. Participants other than members of the Executive Office or Corporate Staff members and whose primary responsibilities rest within a business unit are considered Business Participants. As such, these participants' award pool is based:

          o    50% upon Corporate Objectives

          o    50% upon Business Objectives.

VIII. Award Recommendations.

     A. Recommendations. The Chairman and Chief Executive Officer will submit to the Committee at the end of each Plan Year individual award recommendations for participants considered Officers/Insiders/Senior Vice Presidents or higher and an aggregate award amount for all other participants.

     B. Granting of Awards. The Committee, in its sole discretion, may approve, revise or disapprove any recommended award to an Officer/Insider/Senior Vice President as it deems appropriate. Any award to an Officer/Insider/Senior Vice President will be subject to approval by the full Board of Directors of the Company.




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     C.   Death, Disability or Retirement of a Participant. A Participant whose employment terminates during a Plan Year because of death, disability or retirement (or who is granted a leave of absence) may, at the discretion of the Committee and under such rules as the Committee may from time to time prescribe, be eligible for consideration for a pro-rata award based on the period of active employment during the Plan Year. If a Participant's employment with the Company is terminated for any reason other than death, disability, retirement, or the grant of a leave of absence, prior to actual payment of an award, such award will be canceled and the Participant will have no right to receive payment.

IX.  Method and Time of Payment of Awards

     A. Type of Payment. As soon as practical after an individual incentive award under this Plan has been approved by the Committee (or approved by the Board of Directors with respect to an award to an Officer/Insider/Senior Vice President), the award will be paid to the Participant in cash unless the Participant has elected to defer payment as described in Article IX(C).

     B. Payment to Beneficiaries. If a Participant dies prior to receipt of an approved award under the Plan, the award will be paid to such beneficiary or beneficiaries as the Participant has designated in writing. The beneficiary designation will state whether payment will be made in a lump-sum or in quarterly installments over a specified period of time (not to exceed forty calendar quarters). If a Participant dies without having a filed a beneficiary designation, the award will be paid in a lump-sum to the Participant's estate.

     C. Deferral of Payment. Any Participant may elect to defer payment, not to exceed 85%, of any award under this Plan by filing an irrevocable Election to Defer Payment with the Company by a date determined by the Company. Awards or portions elected to be deferred will be invested in accounts under the Company's savings plans as directed by the participants.

X.   Modification, Suspension or Termination of Plan.

     The Board of Directors may at any time suspend, terminate, modify or amend any or all of the provisions of this Plan.

XI.  Governing Law.

     The Plan is governed by the laws of the State of New York.

XII. Tax Withholding.




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     The Company will deduct from any award made under the Plan, a sufficient amount to cover withholding of any federal, state, local or foreign jurisdiction taxes required by law, or to take such other action as may be necessary to satisfy any such withholding obligations.

XIII. Non-Transferability of Award.

     No award, under this Plan, and no rights or interests therein, will be assignable or transferable by a Participant (or legal representative).

XIV. Effective Date.

     This Plan is effective as of January 1, 2002 and continues until terminated, suspended, modified, or amended.




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                                                                      Appendix A

                         Industry Financial Performance

                                   Peer Group

o    Boise Cascade

o    Georgia-Pacific

o    Smurfit Stone

o    Stora Enso

o    UPM-Kymmene

o    Westvaco/Mead

o    Weyerhaueser




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                                                                      Appendix B

                        Management Incentive Plan (MIP)
                                 Target Awards

Position Level               Target Award (% of Midpoint)
--------------               ----------------------------
      43                                 100%

      37                                  75%
      36                                  75%
      35                                  70%
      34                                  70%
      33                                  65%
      32                                  65%
      31                                  60%
      30                                  55%
      29                                  50%
      28                                  50%
      27                                  45%
      26                                  45%
      25                                  40%
      24                                  40%
      23                                  35%
      22                                  30%
      21                                  30%
      20                                  25%
      19                                  25%
      18                                  20%
      17                                  15%
      16                                  15%
      15                                  10%
      14                                  10%